Exhibit 99.1

SOKO Fitness & Spa Group Announces Changes to Previously Issued Financial Statements

-- Changes are Primarily Non-Cash Based; No Changes to Year-End Guidance

•	Wednesday January 14, 2009, 4:00 pm EST

HARBIN, China, Jan. 14 /PRNewswire-Asia-FirstCall/ -- SOKO Fitness & Spa Group, Inc. (OTC Bulletin Board: SOKF - News), a leading operator of fitness clubs and spas in Northern China, today reported that the company is restating financial statements for the year ended May 31, 2008 and the first quarter ended August 31, 2008 to correct certain accounting errors discovered by the auditors. The company also announced it expects no changes to its current year-end guidance. The restatement includes:

--
The timing of revenue recognition for non-refundable membership fees from the Letian Yoga club, acquired in March 2008, has been moved from recognition upon collection to recognition on a straight-line basis of estimated membership life.

--	A non-cash adjustment relating to the reclassification of the of private placement warrants from liability to equity.

--	A non-cash adjustment to the number of warrants as issued to the placement agent according to the warrant agreement.

--	The reclassification of certain "other expenses" to more specific expense categories consistent with previous reporting.

--
The recalculation of basic weighted average common shares for the fiscal year ended May 31 from 17 million shares to approximately 11.6 million shares. Although SOKO ended the year with 17 million shares outstanding, the recalculation was necessary to account for a lower number of shares during the period when the reverse acquisition occurred.

--
There was also a recalculation of diluted weighted average common shares for the fiscal 2008 first quarter ended August 31 from approximately 20 million shares to approximately 14.5 million shares, again to account for a lower number of shares during the period when the reverse acquisition occurred.

Additional information as follows:

The non-refundable membership fee previously was recognized when it was collected. Based on Staff Accounting Bulletin ("SAB") 104, the Company revised its revenue recognition of non-refundable membership fee and initial non-refundable membership fee is recognized on a straight-line basis of estimated membership life.

The warrants to investors were classified as liability and after further review of EITF 00-19 and all the facts and circumstances associated with the issuance of the warrants to the investors, the warrants do not meet the criteria to classify to liability. The Company has reclassified the warrants as equity in the financial statements.

The number of warrants issued to the placement agent has been revised according to the warrant agreement.

The other expense classification is not consistent with the classification of fiscal year 2007 other expense, the company has reclassified sales tax from other expenses to cost of sales and made other minor adjustments.

Basic and diluted income per common share has been revised because incorrect calculation of weighted average common shares, the Company follows FASB 141 to recalculate the weighted-average number of common shares outstanding during the period in which the reverse acquisition occurred.

The impact of this restatement on the financial statements as originally reported as of May 31, 2008 is summarized below:

	May 31, 2008
	As Reported	As Restated
Property, plant and equipment, net	$12,788,203	$12,782,918
Goodwill	1,348,359	1,505,710
Total Assets	21,163,706	21,315,772
Unearned revenue	445,684	514,965
Warrant liability	1,184,628	-
Minority Interest	363,277	329,304
Additional paid-in capital	1,142,854	884,681
Additional paid-in capital-stock options	-	18,651
Accumulated other comprehensive income	1,619,373	1,625,829
Retained earnings	12,642,130	12,757,564
Total Liabilities and Stockholders' Equity	21,163,706	21,315,772
Net sales	13,736,788	13,963,130
Cost of sales	4,028,853	4,119,490
Selling, General and administrative expenses	4,285,123	4,327,700
Other expenses	143,541	10,327
Minority interest	(2,426)	108,481
Net income	$5,160,496	$5,275,930
Net income per common share
Basic	$0.30	$0.45
Diluted	$0.25	$0.36
Weighted average common share outstanding
Basic	17,000,000	11,601,781
Diluted	20,360,000	14,478,589

The impact of this restatement on the balance sheets as originally reported as of August 31, 2008 and the statement of income for the three months ended August 31, 2008 is summarized below:

	August 31, 2008
	As Reported	As Restated
Property, plant and equipment, net	$14,420,836	$14,415,810
Goodwill	2,361,569	2,521,210
Total Assets	23,742,942	23,897,557
Unearned revenue	1,429,347	1,671,654
Warrant liability	1,184,628	-
Minority Interest	387,548	257,997
Additional paid-in capital	966,640	884,681
Additional paid-in capital-stock options	-	18,651
Additional paid-in capital-warrant	-	1,279,398
Accumulated other comprehensive income	1,886,347	1,886,789
Retained earnings	14,428,560	14,400,905
Total Liabilities and Stockholders' Equity	23,742,942	23,987,557

Net sales	4,448,395	4,276,867
Cost of sales	971,841	971,841
Selling, General and administrative expenses	1,595,500	1,595,500
Other expenses	61,324	116,934
Minority interest	8,169	75,880
Net income	$1,786,430	$1,643,341

Net income per common share
Basic	$0.11	$0.10
Diluted	$0.09	$0.10

Weighted average common share outstanding
Basic	17,000,000	17,000,000
Diluted	20,389,348	17,000,000

About SOKO Fitness & Spa Group, Inc.:

SOKO Fitness & Spa Group, Inc., is a leading operator of fitness clubs and spas in Northeast China. The Company provides programs, services, and products uniquely combined with exercise, education, and nutrition to help their members lead a healthy life and achieve their fitness goals. For further information, please go to http://www.sokofitness.com ..

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by words or phrases such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Among other things, the business outlook and quotations from management in this press release contain forward-looking statements. Statements that are not historical facts, including statements about SOKO's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward- looking statement. SOKO does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

     For more information, please contact:

     The U.S. Office:
     Mu Yan
     Tel:   +1-484-716-1081
     Email: muyan@sokofitness.com

     China Office:
     Yu Xia
     Tel:   +86-451-8770-2255
     Email: yuxia@sokofitness.com